UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/17/2005

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-107066

MD	20-0068852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01.    Completion of Acquisition or Disposition of Assets

Acquisition of Governor's Pointe Buildings

On March 17, 2005, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased a two-story office building containing approximately 78,000 rentable square feet and a five-story office building containing approximately 224,000 rentable square feet (the "Governor's Pointe Buildings"). The Governor's Pointe Buildings are located on a total of approximately 18.76 acres of land located at 4241 Irwin Simpson Road and 8990 Duke Boulevard in Mason, Ohio. The purchase price of the Governor's Pointe Buildings was approximately $41.5 million, plus closing costs. The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering and with proceeds from the Registrant's $430.0 million line of credit with Bank of America, N.A. The Governor's Pointe Buildings were purchased from Duke Realty Corporation ("Duke"), which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc. (the "Advisor").

The Governor's Pointe Buildings, which were completed in 1997 and 2003, are leased to Community Insurance Company ("Community Insurance") (approximately 74%) and Anthem Prescription Management ("Anthem Prescription") (approximately 26%). Community Insurance and Anthem Prescription are subsidiaries of WellPoint, Inc. (formerly Anthem, Inc), the nation's largest provider of managed health care and an independent licensee of the Blue Cross and Blue Shield Association. Anthem Prescription is a national pharmacy program manager serving many WellPoint health plan members as well as other health plans and employer groups across the United States. WellPoint, Inc. reported a net worth, as of December 31, 2004, of approximately $19.5 billion.

The current aggregate annual base rent for Community Insurance and Anthem Prescription is approximately $2.8 million. The current weighted-average remaining lease term for Community Insurance and Anthem Prescription is approximately 14 years. Community Insurance and Anthem Prescription have the right, at their option, to extend the initial terms of their leases for three additional five-year periods. Community Insurance has an ongoing right to terminate approximately 45,000 rentable square feet effective January 1, 2007 for a termination fee equal to the unamortized tenant improvements and leasing commissions related to the terminated space and nine months gross rent for the terminated space.

Duke Realty Services Limited Partnership, which is not affiliated with the Registrant, its subsidiaries or the Advisor, is the current on-site property manager for the Governor's Pointe Buildings. The Registrant does not intend to make significant renovations or improvements to the Governor's Pointe Buildings in the near term. Management believes that the Governor's Pointe Buildings are adequately insured.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 17, 2005, the Registrant drew down approximately $31.0 million from its existing $430.0 million credit facility with Bank of America, N.A. to fund the acquisition of the Governor's Pointe Buildings. Following this draw, approximately $31.0 million is currently outstanding under the credit facility. Borrowings under the credit facility bear interest at LIBOR plus 225 basis points or the base rate plus 50 basis points, at the Registrant's option. The base rate for any day is the higher of the Federal Funds Rate for such day plus 50 basis points or Bank of America's prime rate for such day. Under the terms of the credit facility, the Registrant is required to repay outstanding principal and accrued interest by May 10, 2005. Effective November 11, 2004, the agreement allows the Registrant to borrow up to 60% of the aggregate cost of the subset of lender-approved properties with an aggregate average occupancy rate of 85% (the "Borrowing Base"). Based on the value of the Borrowing Base properties, the Registrant has approximately $276.6 million in remaining capacity under the $430.0 million credit facility. The credit facility is secured by mortgages on all lender-approved properties; however, only some of the mortgages are recorded in the property records. In the event the Registrant is in default under the facility, the lender may elect to record all of the mortgages and foreclose.

Item 9.01.    Financial Statements and Exhibits

(a)       Financial Statements. Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before May 30, 2005, by amendment to this Form 8-K.

(b)       Pro Forma Financial Information. See Paragraph (a) above.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: March 18, 2005.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President